Exhibit 3.2

THE COMPANIES ACT (AS REVISED)

THE AMENDMENT TO THE MEMORANDUM OF ASSOCIATION

BY WAY OF SPECIAL RESOLUTION DATED 24 June 2026 EFFECTIVE 27 April 2026

OF

JATT III ACQUISITION CORP

www.verify.gov.ky File#: 434239	Filed: 09-Jul-2026 14:55 EST Auth Code: G71209283736

THE COMPANIES ACT (AS REVISED)

THE AMENDMENT TO THE MEMORANDUM OF ASSOCIATION

BY WAY OF SPECIAL RESOLUTION DATED 24 June 2026 EFFECTIVE 27 April 2026

OF

JATT III ACQUISITION CORP

1.	The name of the Company is JATT III Acquisition Corp

2.	The registered office will be situated at the offices of Appleby Global Services (Cayman) Limited, Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106 or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object that is not prohibited by any law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the powers of a natural person of full capacity as provided by law.

5.	The liability of the Members is limited to the amount, if any, unpaid on their shares.

6.	The authorised share capital of the Company is US $20,100.00 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

7.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to apply for deregistration in the Cayman Islands.

8.	Capitalised terms that are not defined herein bear the same meaning given to them in the Articles of Association of the Company.

www.verify.gov.ky File#: 434239	Filed: 09-Jul-2026 14:55 EST Auth Code: G71209283736